Teavana Holdings, Inc. Announces Fourth Quarter and Fiscal 2011 Financial Results

Atlanta, Georgia - March 28, 2012 - Teavana Holdings, Inc. (NYSE: TEA) today announced financial results for the fourth quarter and fiscal year ended January 29, 2012.

Highlights for the fourth quarter:

  Net sales increased by 34% to $68.4 million from $51.2 million in the fourth quarter of fiscal 2010.
  The Company opened four new stores compared to five new stores opened in the fourth quarter of fiscal 2010. The Company ended the quarter with 200 company-owned stores.
  Comparable store sales, including e-commerce, increased by 8.6%. Comparable store sales, excluding e-commerce, increased by 4.4%.
  Income from operations increased by 28% to $21.2 million from $16.6 million in the fourth quarter of fiscal 2010.
  Net income increased by 36% to $12.5 million, or $0.32 per diluted share, from $9.2 million, or $0.24 per diluted share in the fourth quarter of fiscal 2010.

Andrew Mack, Chairman and CEO, stated: "We closed fiscal 2011 with another solid quarter reflecting a continuation of the business momentum we had seen throughout the year. The strength of our product offering, our unique store experience and strong execution by our very talented team helped us deliver an 8.6% comparable store sales increase, including e-commerce, and grow our net income by almost 36% in the fourth quarter, all while making the necessary organizational investments that strengthen our infrastructure and support our growth. In 2012, our focus will be on continued execution of our U.S. store opening plan, driving comparable store sales, selectively pursuing international expansion and continuing to deliver strong earnings growth."

Highlights for the fiscal year:

  Net sales increased by 35% to $168.1 million from $124.7 million in fiscal 2010.
  The Company opened 54 new stores compared to 38 new stores opened in fiscal 2010.
  Comparable store sales, including e-commerce, increased by 8.6%. Comparable store sales, excluding e-commerce, increased by 5.5%.
  Income from operations increased by 34% to $31.6 million from $23.5 million in fiscal 2010.
  Net income increased by 48% to $17.8 million, or $0.46 per diluted share, from $12.0 million, or $0.32 per diluted share in fiscal 2010.

Balance sheet highlights as of January 29, 2012:

  Total cash and cash equivalents were $17.8 million at the end of the fourth quarter of fiscal 2011 compared to $7.9 million at the end of the fourth quarter of fiscal 2010.
  The Company had no long-term debt at the end of the fourth quarter of fiscal 2011 compared to $1.0 million in credit facility borrowings at the end of the fourth quarter of fiscal 2010.

Outlook:

For fiscal 2012, net sales are expected to be in the range of $208 million to $215 million based on opening 60 new stores and an increase in comparable store sales, including e-commerce, in the mid-single digit range. Net income is expected to increase in the range of 30% to 35%, to $23.0 million to $24.0 million, or $0.58 to $0.61 per diluted share based on 39.4 million shares compared to net income of $17.8 million, or $0.46 per diluted share based on 38.4 million shares in fiscal 2011.

For the first quarter of fiscal 2012, net sales are expected to be in the range of $44 million to $45 million based on opening 18 to 20 new stores and an increase in comparable store sales, including e-commerce, in the low to mid-single digit range. Net income is expected to be in the range of $3.6 million to $4.0 million, or $0.09 to $0.10 per diluted share based on 39.1 million shares.

Conference Call Information:

A conference call to discuss fourth quarter and fiscal year 2011 financial results is scheduled for today, March 28, 2012, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 293-6960 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at www.teavana.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (877) 870-5176 for domestic callers and (858)-384-5517 for international callers. The pin number to access the telephone replay is 4137339. The replay will be available until April 4, 2012.

About Teavana:

Teavana is a specialty retailer offering more than 100 varieties of premium loose-leaf teas, authentic artisanal teawares and other tea-related merchandise through 200 company-owned stores and on its website. The company offers new tea enthusiasts and tea connoisseurs alike its "Heaven of Tea" retail experience where passionate and knowledgeable "teaologists" engage and educate them about the ritual and enjoyment of tea. The company's mission is to establish Teavana as the most recognized and respected brand in the tea industry by expanding the culture of tea across the world.

Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. You can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to risks relating to our strategy and expansion plans, the availability of suitable new store locations, risks that consumer spending may decline and that U.S. and global macroeconomic conditions may worsen, risks related to our continued retention of our senior management and other key personnel, risks relating to changes in consumer preferences and economic conditions, risks relating to our distribution center, quality or health concerns about our teas and tea-related merchandise, events that may affect our vendors, increased competition from other tea and beverage retailers, risks relating to trade restrictions, risks associated with leasing substantial amounts of space, and other factors that are set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including risk factors contained in the final prospectus relating to the IPO included in the Company's Registration Statement on Form S-1 (File No. 333-173775) filed with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by us in this news release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.
Teavana Holdings, Inc.
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Thirteen Weeks Ended		Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 29, 2012	January 30, 2011
	(unaudited)	(unaudited)	(unaudited)
Net sales.................................	$ 68,422	$ 51,200	$ 168,100	$ 124,701
Cost of goods sold (exclusive of depreciation shown separately below).........................................	23,517	16,561	60,903	46,275
Gross profit...............................	44,905	34,639	107,197	78,426
Selling, general and administrative expense ...................................	22,045	16,841	69,681	50,571
Depreciation and amortization expense....................................	1,671	1,218	5,927	4,361
Income from operations...............	21,189	16,580	31,589	23,494
Interest expense, net.....................	120	629	1,673	2,585
Income before income taxes............	21,069	15,951	29,916	20,909
Provision for income taxes..............	8,600	6,794	12,157	8,906
Net income.................................	$ 12,469	$ 9,157	$ 17,759	$ 12,003

Net income per share:
Basic..........................................	$ 0.33	$ 0.25	$ 0.47	$ 0.33
Diluted.......................................	$ 0.32	$ 0.24	$ 0.46	$ 0.32

Weighted average shares outstanding:
Basic..........................................	38,250,689	36,749,460	37,481,072	36,749,460
Diluted.......................................	39,058,832	37,738,064	38,419,308	37,725,067
Teavana Holdings, Inc.
Consolidated Balance Sheets
(dollars in thousands, except per share data)
	January 29, 2012	January 30, 2011
Assets	(unaudited)
Current assets
Cash and cash equivalents................................................................	$ 17,818	$ 7,901
Prepaid expenses and other current assets..............................................	2,475	2,333
Prepaid rent..................................................................................	1,856	1,400
Inventory .................................................................................	25,676	16,928
Deferred tax asset, current................................................................	1,839	1,629
Total current assets .........................................................................	49,664	30,191
Property and equipment, net .............................................................	42,785	31,028
Goodwill ..................................................................................	2,394	2,394
Other non-current assets ................................................................	775	513

Total assets ....................................................................................	$ 95,618	$ 64,126

Liabilities, Redeemable Common Stock and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable ........................................................................	$ 3,898	$ 3,631
Income taxes payable ....................................................................	1,821	4,809
Deferred revenue ..........................................................................	1,813	1,344
Series A redeemable preferred stock, $.0001 par value; no shares and 10,683,333 shares authorized, issued and outstanding as of January 29, 2012 and xxxxxJanuary 30, 2011, respectively.........................................................................	-	12,992
Other current liabilities ...................................................................	5,034	5,539
Total current liabilities .......................................................................	12,566	28,315
Long-term liabilities
Deferred rent ...............................................................................	12,905	7,524
Deferred tax liability, non-current.........................................................	2,570	420
Long-term debt ............................................................................	-	1,000
Other long-term liabilities .................................................................	575	525
Total long-term liabilities .....................................................................	16,050	9,469
Total liabilities ...................................................................................	28,616	37,784

Commitments and contingencies
Redeemable common stock *
Class B redeemable common stock, $.00003 par value; no shares and 50,000,000 shares authorized as of January 29, 2012 and January 30, 2011, respectively; x no shares and 9,005,217 shares issued and outstanding as of January 29, 2012 and January 30, 2011, respectively..............................................................	-	81,401
Stockholders' equity (deficit)
Class A common stock, $.00003 par value; no shares and 50,000,000 shares xxxxxxauthorized as of January 29, 2012 and January 30, 2011, respectively; no xxxxxxshares and 27,744,243 shares issued and outstanding as of January 29, 2012 xxxxxxand January 30, 2011, respectively.............................................................	-	1
Common stock, $.00003 par value; 100,000,000 shares and no shares authorized xxxxxxxasxof January 29, 2012 and January 30, 2011, respectively; 38,281,836 xxxxxxxshares and no shares issued and outstanding as of January 29, 2012 and xxxxxxxJanuary 30, 2011, respectively .....................................................................	1	-
Additional paid-in capital ..................................................................	276,782	-
Accumulated deficit ...........................................................................	(209,792)	(55,060)
Accumulated other comprehensive income...............................................	11	-
Total stockholders' equity (deficit)............................................................	67,002	(55,059)
Total liabilities, redeemable common stock and stockholders' equity (deficit)..........	$ 95,618	$ 64,126

* Because the Class B redeemable common stock was, prior to the completion of the IPO, subject to redemption at the option of the holder from and after December 15, 2011 at a redemption price equal to the aggregate fair value of the shares being redeemed, the Class B redeemable common stock historically has been classified on our consolidated balance sheet as temporary equity, rather than stockholders' equity. For further discussion on the Class B redeemable common stock, see the Company's Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the SEC on July 28, 2011.

Investor Contact:

ICR, Inc.

Farah Soi / Joseph Teklits

203-682-8200

Farah.soi@icrinc.com